UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)     November 18, 2009

Village Super Market, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	0-2633	22-1576170
(State or other jurisdiction of incorporation)	Commission File Number)	I.R.S. Employer Identification No.)

733 Mountain Avenue
Springfield, New Jersey	07081
(Address of principal executive offices)	Zip Code)

                               (973) 467-2200
Registrant’s telephone number, including area code:

                                       Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

             On November 18, 2009, the board of directors of Village Super Market, Inc (the “Company”) approved an amended and restated Code of Ethics (the “Code”) applicable to its employees, including the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer.  The Code was revised to add the following sections:

9.     I also agree that, if I should become aware of any violation of law or of this code by the Company or anyone acting on behalf of the Company, it is my responsibility to report the violation promptly to the Company's chief financial officer, general counsel, chief executive officer or the Audit Committee whistleblower hotline, as appropriate.  I understand that although the Company seeks to address any such matters internally, nothing in this Code prevents me from reporting any illegal activity to the appropriate legal authority.  I also understand that the Company will not discriminate or retaliate against me if I in good faith report such violation, and that I will not discriminate or retaliate against other employees who report violations.  Further, I understand that this Code does not prohibit me from testifying or otherwise participating in any proceeding or investigation that may follow.

10.   I acknowledge that violations of this code may subject me to disciplinary action, which could include termination.

        The adoption of the revised Code did not result in any waiver, explicit or implicit, of any provision of the Company’s previous Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Village Super Market, Inc.

November 18, 2009	By:	/s/ Kevin R. Begley

	Name:	Kevin R. Begley
	Title:	Chief Financial Officer